Exhibit 10.107

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter “RELEASE”) is made and given by and between Dan McCrary (“MCCRARY”) and Path 1 Network Technologies Inc. (hereinafter “EMPLOYER”), and inures to the benefit of each of EMPLOYER’s current, former and future parents, subsidiaries, related entities and employee benefit plans and its and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns, and to each of MCCRARY’s current, former and future heirs, executors, administrators, legatees, personal representatives, relatives, spouse and assigns.

RECITALS

A. MCCRARY was for a period of time an employee of EMPLOYER;

B. MCCRARY’s employment with EMPLOYER ceased effective January 25, 2006;

C. Pursuant to the express terms of an employment letter agreement dated January 12, 2005, MCCRARY is entitled to receive certain severance benefits from EMPLOYER (the “Severance Benefits”); and

D. In order to obtain the additional benefits provided for in this RELEASE (above and beyond the Severance Benefits), which he agrees he would not be entitled to receive but for this RELEASE, MCCRARY is willing to make the agreements set forth herein, including to release EMPLOYER from any and all claims which MCCRARY has, or might have, against EMPLOYER as of the date of execution of this RELEASE.

NOW, THEREFORE:

1. Additional Benefits. Instead of paying the Severance Benefits over time, EMPLOYER shall pay MCCRARY three (3) months of severance pay in two payments, one payment of $32,250.00 (but net of required tax withholding) when the signed release is returned to EMPLOYER and one payment of $9,000 (but net of required tax withholding) after MCCRARY remits taxes owed on the 10,000 vested restricted shares. EMPLOYER shall pay the COBRA premiums for MCCRARY and his eligible dependents for COBRA coverage through April 30, 2006 (subject to MCCRARY properly requesting COBRA coverage). MCCRARY will have until July 25th, 2006 to exercise his currently vested stock options, and confirms the forfeiture of all his stock options that have not in accordance with their express terms vested by January 25th, 2006.

2. Additional Agreements. MCCRARY agrees to be available to EMPLOYER on an as needed basis for advice on marketing projects that are in progress and have been initiated by MCCRARY in his capacity as the former Vice President, Marketing for EMPLOYER for a period of three months with no compensation to be paid. EMPLOYER agrees to represent, externally, that MCCRARY is acting in an advisory capacity to EMPLOYER until April 25th, 2006. Additionally, the vesting date of the restricted stock grant will be the second business day after Path 1’s fourth-quarter 2005 earnings announcement, at which time, EMPLOYER surrenders 10,000 vested restricted shares and MCCRARY remits taxes owed on the 10,000 vested restricted shares. MCCRARY confirms the forfeiture of all of his Restricted Stock that have not in accordance with their express terms vested by the second business day after Path 1’s fourth quarter 2005 earnings announcement.

3. General Release. MCCRARY for himself, his heirs, executors, administrators, relatives, spouse, assigns and successors, fully and forever releases and discharges EMPLOYER and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Employer Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise (and whether or not employment-related), which have arisen, occurred or existed at any time prior to the signing of this AGREEMENT, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to MCCRARY’s employment with EMPLOYER or the cessation of that employment. Provided, that the Severance Benefits (as modified herein), MCCRARY’s rights under this RELEASE, MCCRARY’s rights under any proprietary information agreement, MCCRARY’s stock options (as clarified and revised in this RELEASE) and MCCRARY’s rights under any indemnification agreements are not hereby released.

4. Knowing Waiver of Employment-Related Claims. MCCRARY understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the EMPLOYER Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Provided, that the Severance Benefits (as modified herein), MCCRARY’s rights under this RELEASE, MCCRARY’s rights under any proprietary information agreement, MCCRARY’s stock options (as clarified and revised in this RELEASE) and MCCRARY’s rights under any indemnification agreements are not hereby released.

5. Waiver of Civil Code Section 1542. MCCRARY expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows, and under all similar federal and state statutes and common law principles:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

EMPLOYER expressly agrees and understands that the release given by him pursuant to this RELEASE applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against EMPLOYER or any of the other Employer Releasees.

6. Severability of Release Provisions. MCCRARY agrees that if any provision of the release given by him under this RELEASE is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

7. Promise to Refrain from Suit or Administrative Action. MCCRARY promises and agrees that he will never sue EMPLOYER or any of the other Employer Releasees, or otherwise institute or participate in any legal or administrative proceedings against EMPLOYER or any of the other Employer Releasees, with respect to any claim covered by the release provisions of this RELEASE, including but not limited to claims arising out of MCCRARY’s employment with EMPLOYER or the termination of that employment, unless he is compelled by legal process to do so. MCCRARY represents that he has not assigned to anyone any claims or causes of action again EMPLOYER or any Employer Releasee.

8. Voluntary Execution. MCCRARY hereby acknowledges that he has read and understands this RELEASE and that he signs this RELEASE voluntarily and without coercion.

9. Representation by Counsel. MCCRARY acknowledges that Heller Ehrman LLP and Hayden Trubitt have represented EMPLOYER in connection with this RELEASE, and have not represented and will not be representing MCCRARY in connection with this RELEASE. MCCRARY understands that he has the right to consult with an attorney of his own choosing prior to executing this RELEASE, and that he has entered into this RELEASE voluntarily, without coercion, and based upon his own judgment. MCCRARY understands and agrees that if any of the facts or matters upon which he now relies in making this RELEASE hereafter prove to be otherwise, this RELEASE will nonetheless remain in full force and effect.

10. California Law. This RELEASE and its terms shall be construed under California law.

11. Miscellaneous. This RELEASE is the entire agreement for the parties with regard to the subject matter hereof, and it supersedes any and all prior or contemporaneous promises, representations, understandings, negotiations and agreements with regard to such subject matter. It cannot be amended or waived in any regard except in a writing signed by both parties.

Dated: January 26, 2006	/S/ Daniel McCrary
DANIEL MCCRARY
PATH 1 NETWORK TECHNOLOGIES INC.
	By:	/S/ Thomas L. Tullie
THOMAS L. TULLIE
Title: President and CEO

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